Exhibit (h)(26)

Credit Suisse Funds

Rule 22c-2 Shareholder Information Agreement

This Shareholder Information Agreement (the “Agreement”) is entered into as of March 1, 2007 by and between (i) Credit Suisse Asset Management Securities, Inc. (“CSAMSI”), on behalf of each of the Credit Suisse Funds, and (ii) the undersigned intermediary (“Intermediary”) with an effective date of October 16, 2007 or such earlier date as mutually agreed upon by the parties.

WHEREAS, prior to the effective date of this Agreement, the Fund (as defined below) and Intermediary agree that any request made to Intermediary by the Fund for shareholder transaction information, and Intermediary’s response to such request, shall be governed by whatever practices the Fund and Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

WHEREAS, CSAMSI is the distributor and principal underwriter for the Credit Suisse Funds;

WHEREAS, Intermediary facilitates trading for shareholders investing in one or more Credit Suisse Funds;

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires mutual funds to enter into “shareholder information agreements” with “financial intermediaries” that hold fund shares on behalf of other investors in omnibus accounts and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter (“Rule 22c-2”); and

WHEREAS, CSAMSI has identified Intermediary as a “financial intermediary” as defined in Rule 22c-2.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

A. The term “Fund” includes the transfer agent for the Credit Suisse Funds, CSAMSI and/or one or more of the Credit Suisse Funds. The term does not include any Credit Suisse money market fund or any other “excepted fund” as defined in Rule 22c-2(b) under the 1940 Act. A Fund designee includes any third party the Fund has contracted with to perform some or all of the services herein.

B. The term “policies established by the Fund” means all policies established for the purposes of eliminating or reducing frequent trading in shares of the Fund as described in a Fund’s prospectus(es) and/or statement(s) of additional information, as amended or supplemented from time to time.

C. The term “promptly” as used in this Agreement shall mean as soon as reasonably practicable, but in no event later than fifteen (15) business days from Intermediary’s receipt of the request for information from the Fund or its designee.

D. The term “purchase” does not include the automatic reinvestment of dividends.

E. The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are beneficially owned by clients or customers of Intermediary.

F. The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name.

G. For retirement record keepers, the term “Shareholder” means the retirement plan (the “Plan”) participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

H. For insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary.

I. The term “written” includes any electronic writing or facsimile transmission.

2.	Agreement to Provide Information.

A. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

B. Period Covered by Request. Requests must set forth a specific period, generally not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) calendar days from the date of the request if the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

C. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 2A above. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2A above is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) to the Fund or its designee the information set forth in Section 2A above for those Shareholders who hold an account with an Indirect Intermediary or

(ii) if directed by the Fund or its designee, restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii); (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund or its designee, should be consistent with the NSCC Standardized Data Reporting Format.

D. Limitations on Use of Information. The Fund or its designee agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Intermediary.

3.	Agreement to Restrict Trading.

A. Intermediary agrees to execute written instructions from the Fund or its designee, to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s shares (directly or indirectly through Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

B. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

C. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Intermediary.

D. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions from the Fund or its designee have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

4.	Entire Agreement.

This Agreement constitutes the entire understanding among the parties as to the obligations with respect to matters discussed herein. This Agreement is not intended to amend or terminate any other agreements among the parties that relate to the Credit Suisse Funds; provided, however, that (i) to the extent that the provisions of any other agreement among the parties are inconsistent with the terms of this Agreement, this Agreement shall control with respect to the matters discussed herein, and (ii) a breach of this Agreement shall constitute a cause to terminate any other agreements among the parties that relate to the Credit Suisse Funds.

5.	Amendment.

CSAMSI may amend this Agreement by providing advance written notice any such amendments to Intermediary. If Intermediary continues to maintain accounts that hold shares of the Credit Suisse Funds sixty (60) days after the receipt of such amendment(s), Intermediary shall be deemed to have agreed to all terms and conditions set forth in such amendment(s).

6.	Termination.

CSAMSI may terminate this Agreement by providing written notice of such termination to Intermediary. Intermediary may terminate this Agreement by providing sixty (60) days’ written notice of such intention to terminate this Agreement to CSAMSI; provided, however, that no such notice of termination shall become effective for so long as Intermediary continues to maintain accounts that hold shares of any Credit Suisse Fund.

7.	Choice of Law.

This Agreement shall be construed in accordance with the laws of the State of New York, without respect to conflict of law principles, and the 1940 Act.

8.	Counterparts.

This Agreement may be executed in one or more counterparts each which, when taken together, shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC.

By:
Name:
Title:

INTERMEDIARY

By:
Name:
Title:

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